Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        invrel@allstate.com

Allstate Reports Strong Earnings and Increased Growth

NORTHBROOK, Ill., April 29, 2026 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2026.
“Allstate’s strategy and execution capabilities generated strong earnings and increased growth in the first quarter,” said Tom Wilson, who leads The Allstate Corporation. “Revenues were $16.9 billion and net income was $2.4 billion. Policies in force reached 212 million, reflecting increased growth in auto and homeowners insurance and Protection Plans. The Property-Liability combined ratio was strong, and the underlying combined ratio* improved in all personal lines products and brands. Investment income increased by 9.8%, reflecting portfolio growth and higher fixed income yields. Adjusted net income* was $2.8 billion, or $10.65 per diluted common share.”

“The broad set of competitive tools created through Transformative Growth is driving strong performance,” continued Wilson. “Market share of auto and homeowners insurance increased in many states due to a comprehensive approach of more affordable prices, new products, expanded benefits, bundled offerings, lower expenses, sophisticated analytics and increased marketing. This positioned Allstate and independent agents and direct distribution to capture a record amount of new business in the quarter. Retention losses were slightly lower reflecting last year’s focus on improving customer experience. Protection offerings were also broadened with Protection Services policies increasing over the prior year. Shareholders benefited from strong earnings, higher dividends and increased share repurchases,” concluded Wilson.

First Quarter 2026 Results
•Total revenues of $16.9 billion in the first quarter of 2026 were $489 million or 3.0% higher than the prior year quarter.
•Net income applicable to common shareholders was $2.4 billion in the first quarter of 2026, compared to $566 million in the prior year quarter, reflecting strong underwriting results.
•Adjusted net income* was $2.8 billion, or $10.65 per diluted share, compared to $949 million in the prior year quarter.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended March 31,
($ in millions, except per share data and ratios)	2026	2025	% / pts Change
Consolidated revenues	$16,941	$16,452	3.0%
Net income applicable to common shareholders	2,428	566	NM
per diluted common share	9.25	2.11	NM
Adjusted net income*	2,797	949	NM
per diluted common share*	10.65	3.53	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	48.4%	21.4%	27.0
Adjusted net income*	44.4%	23.7%	20.7
Common shares outstanding (in millions)	257.8	265.1	(2.8)%
Book value per common share	$113.52	$74.61	52.2%
Total policies in force (in thousands) (1)	212,052	206,898	2.5%
NM = not meaningful
(1)Excludes policies in force related to the employer voluntary benefits and group health businesses sold in 2025.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
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•Property-Liability earned premiums of $14.8 billion increased 5.5% in the first quarter of 2026 compared to the prior year, primarily driven by higher homeowners insurance average premiums and policy in force growth. Underwriting income was $2.7 billion compared to $360 million in the prior year quarter.

Property-Liability Results
	As of or for the three months ended March 31,
($ in millions)	2026	2025	% / pts Change
Premiums written	$14,625	$14,297	2.3%
Premiums earned	$14,802	$14,027	5.5%
Recorded combined ratio	82.0	97.4	(15.4)
Underlying combined ratio*	80.3	83.1	(2.8)
Catastrophe losses	$1,240	$2,202	(43.7)%
Underwriting income	$2,658	$360	NM
Policies in force (in thousands)	38,576	37,712	2.3%
NM = not meaningful
◦Premiums written increased 2.3% compared to the prior year quarter, reflecting policy in force growth and higher homeowners insurance average premiums. Written premium growth was less than earned premium growth reflecting lower average premiums on new insurance policies and actions to improve affordability while maintaining margins.

◦Property-Liability combined ratio was 82.0 for the quarter, which was an improvement of 15.4 points versus the prior year quarter due to lower catastrophe losses, the benefit of prior year reserve releases and higher average earned premiums.

◦Policies in force increased by 2.3%, led by growth in auto and homeowners insurance policies.

◦Allstate-branded Affordable, Simple, Connected auto insurance products are now available in 45 states with the homeowners insurance product available in 36 states. Custom360® middle market standard and preferred auto and homeowners insurance products for the independent agent channel are available in 40 states.

Exhibit 99.1
◦Allstate Protection auto insurance results reflect Transformative Growth execution, with strong margins and new business growth across all distribution channels.

Allstate Protection Auto Results
	As of or for the three months ended March 31,
($ in millions, except ratios)	2026	2025	% / pts Change
Premiums written	$9,850	$9,848	—%
Premiums earned	$9,547	$9,347	2.1%
Recorded combined ratio	81.9	91.3	(9.4)
Underlying combined ratio*	89.5	91.2	(1.7)
Underwriting income	$1,729	$816	111.9%
Policies in force (in thousands)	25,758	25,100	2.6%

◦Written premiums were in line with the prior year as higher policies in force were offset by lower average premiums. Earned premiums grew 2.1% compared to the prior year quarter.

◦The recorded auto insurance combined ratio of 81.9 in the first quarter of 2026 was a 9.4 point improvement from the prior year quarter, due primarily to the benefit of prior year reserve releases. Prior year reserve liabilities were lowered by $838 million as estimated claims costs for 2023 through 2025 were reduced, improving the current quarter combined ratio by 8.8 points.

◦The underlying auto insurance combined ratio* of 89.5 in the first quarter of 2026 was a 1.7 point improvement from the prior year quarter, reflecting improvements in the underlying loss and expense ratios.

◦Auto insurance policies in force grew by 2.6% with a 9.4% increase in new business, reflecting expanded distribution, increased marketing, new products and sophisticated rating plans. Active brand auto insurance policies grew by 3.5%, which was partially offset by decreases in legacy Esurance and Encompass policies.

◦Allstate Protection homeowners insurance remains a competitive advantage for Allstate. Underwriting profit of $685 million increased from a loss of $451 million in the prior year quarter, primarily reflecting 2025’s California wildfire losses.

Allstate Protection Homeowners Results
	As of or for the three months ended March 31,
($ in millions, except ratios)	2026	2025	% / pts Change
Premiums written	$3,741	$3,453	8.3%
Premiums earned	$4,164	$3,657	13.9%
Recorded combined ratio	83.5	112.3	(28.8)
Catastrophe Losses	$1,046	$1,824	(42.7)%
Underlying combined ratio*	60.5	62.4	(1.9)
Underwriting income (loss)	$685	$(451)	NM
Policies in force (in thousands)	7,739	7,549	2.5%
NM = not meaningful
◦Written premiums and earned premiums increased by 8.3% and 13.9% compared to the prior year quarter, respectively, due to higher average premiums and policy in force growth. A 6.8% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter reflects continued rate increases and higher home replacement costs.

◦The recorded homeowners insurance combined ratio of 83.5 was 28.8 points below the first quarter of 2025, due to lower catastrophe losses and higher average earned premiums.

◦Catastrophe losses of $1.0 billion in the quarter decreased $778 million compared to the prior year.

Exhibit 99.1
◦The underlying combined ratio* of 60.5 improved by 1.9 points compared to the prior year quarter, primarily driven by higher average premiums.

◦Policies in force increased 2.5% compared to the prior year quarter, primarily driven by 3.2% growth in Allstate brand homeowners insurance policies, offset by a reduction in National General legacy products.

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•Protection Services is comprised of five businesses that broaden protection through embedded product offerings. Revenues increased to $922 million in the first quarter of 2026, 7.2% higher than the prior year quarter, primarily due to Protection Plans and Roadside. Adjusted net income of $47 million decreased by $8 million compared to the prior year quarter.

Protection Services Results
	Three months ended March 31,
($ in millions)	2026	2025	% / $ Change
Total revenues (1)	$922	$860	7.2%
Protection Plans	613	540	13.5
Roadside	63	55	14.5
Dealer Services	148	146	1.4
Identity Protection	40	40	—
Arity	58	79	(26.6)

Adjusted net income (loss)	$47	$55	$(8)
Protection Plans	41	45	(4)
Roadside	12	11	1
Dealer Services	5	4	1
Identity Protection	1	1	—
Arity	(12)	(6)	(6)
(1)Excludes net gains and losses on investments and derivatives.

◦Protection Plans continued to expand distribution relationships and product offerings. Revenue of $613 million increased $73 million, or 13.5%, compared to the prior year quarter primarily due to strong international and domestic growth. Adjusted net income of $41 million in the first quarter of 2026 decreased $4 million compared to the prior year quarter.

◦Roadside revenue of $63 million in the first quarter of 2026 increased 14.5% compared to the prior year quarter reflecting increased bundling with Allstate branded Affordable, Simple, Connected auto insurance products and higher third-party sales. Adjusted net income of $12 million in the first quarter was $1 million higher than the prior year quarter.

◦Dealer Services generated revenue of $148 million, an increase of $2 million compared to the prior year quarter. Adjusted net income of $5 million was $1 million higher than the prior year quarter.

◦Identity Protection revenue of $40 million in the first quarter of 2026 was in line with the prior year quarter. Adjusted net income of $1 million in the first quarter of 2026 was in line with the prior year quarter.

◦Arity revenue of $58 million decreased $21 million compared to the prior year quarter due to lower lead generation revenue. Adjusted net loss was $12 million in the first quarter of 2026 compared to a loss of $6 million in the prior year quarter.

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Exhibit 99.1
•Allstate Investments uses a proactive enterprise risk and return framework for the $85.2 billion portfolio. Net investment income of $938 million in the first quarter of 2026 increased by $84 million from the prior year quarter primarily due to market-based portfolio growth. Economic capital allocated to the investment portfolio increased in the first quarter, reflecting higher public equity exposure and the lengthening of fixed income duration to 5.7 years.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2026	2025	$ / pts Change
Net investment income	$938	$854	$84
Market-based (1)	791	719	72
Performance-based (1)	207	196	11
Net gains (losses) on investments and derivatives	$(405)	$(349)	$(56)
Change in unrealized net capital gains and losses, pre-tax (2)	$(664)	$540	$(1,204)
Total return on investment portfolio (2)	(0.2)%	1.4%	(1.6)
Total return on investment portfolio (2) (trailing twelve months)	4.2%	4.7%	(0.5)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $791 million in the first quarter of 2026, an increase of $72 million, or 10.0%, compared to the prior year quarter, reflecting growth in the asset balances to $75.2 billion in the market-based portfolio.

◦Performance-based investment income totaled $207 million in the first quarter of 2026, an increase of $11 million compared to the prior year quarter with higher private equity and real estate income. The overall portfolio allocation to performance-based assets provides a diversifying source of attractive long-term returns; quarterly volatility in reported results is expected.

◦Net losses on investments and derivatives were $405 million in the first quarter of 2026, compared to losses of $349 million in the prior year quarter. First quarter results primarily reflected valuation declines on public equity securities in March, which have since recovered.

◦Unrealized net capital losses totaled $282 million (pre-tax), a $664 million decrease to the prior quarter end as higher interest rates and wider credit spreads resulted in lower fixed income valuations.

◦Total return on the investment portfolio was negative 0.2% for the first quarter. Total return for the trailing twelve months was 4.2%.

Proactive Capital Management

“Allstate’s active capital management continues to create shareholder value,” said John Dugenske, Interim Chief Financial Officer and President, Investments and Corporate Strategy. “Operating results generated an adjusted net income return on equity* of 44.4% over the last year. Increased capital was deployed to investment opportunities, and $881 million of cash was provided to shareholders through dividends and share repurchases,” concluded Dugenske.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, April 30. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Exhibit 99.1
Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate has more than 212 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2026	December 31, 2025
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $59,338 and $58,730)	$59,060	$59,115
Equity securities, at fair value (cost $10,354 and $8,026)	10,431	8,398
Mortgage loans, net	868	879
Limited partnership interests	8,946	8,844
Short-term, at fair value (amortized cost $4,707 and $4,888)	4,705	4,887
Other investments, net	1,150	1,114
Total investments	85,160	83,237
Cash	697	678
Premium installment receivables, net	11,648	11,474
Deferred policy acquisition costs	6,070	6,163
Reinsurance and indemnification recoverables, net	8,422	8,501
Accrued investment income	656	708
Deferred income taxes	12	—
Property and equipment, net	606	627
Goodwill	3,118	3,118
Other assets, net	7,583	5,252
Total assets	$123,972	$119,758
Liabilities
Reserve for property and casualty insurance claims and claims expense	$41,320	$41,079
Unearned premiums	28,863	29,080
Claim payments outstanding	1,473	1,419
Deferred income taxes	—	227
Other liabilities and accrued expenses	13,238	9,874
Debt	7,491	7,490
Total liabilities	92,385	89,169
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 258 million and 260 million shares outstanding	9	9
Additional capital paid-in	4,169	4,158
Retained income	64,540	62,393
Treasury stock, at cost (642 million and 640 million shares)	(38,820)	(38,206)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	(221)	297
Unrealized foreign currency translation adjustments	(83)	(55)
Unamortized pension and other postretirement prior service credit	10	11
Discount rate for reserve for future policy benefits	2	2
Total accumulated other comprehensive (loss) income	(292)	255
Total Allstate shareholders’ equity	31,607	30,610
Noncontrolling interest	(20)	(21)
Total equity	31,587	30,589
Total liabilities and equity	$123,972	$119,758

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2026	2025

Revenues
Property and casualty insurance premiums	$15,553	$14,698
Accident and health insurance premiums and contract charges	136	487
Other revenue	719	762
Net investment income	938	854
Net gains (losses) on investments and derivatives	(405)	(349)
Total revenues	16,941	16,452

Costs and expenses
Property and casualty insurance claims and claims expense	9,185	10,815
Accident, health and other policy benefits	76	333
Amortization of deferred policy acquisition costs	2,178	2,087
Operating costs and expenses	2,225	2,245
Pension and other postretirement remeasurement (gains) losses	19	78
Restructuring and related charges	5	16
Amortization of purchased intangibles	47	59
Interest expense	98	100
Total costs and expenses	13,833	15,733

Income from operations before income tax expense	3,108	719

Income tax expense	650	123

Net income	2,458	596

Less: Net income attributable to noncontrolling interest	1	1

Net income attributable to Allstate	2,457	595

Less: Preferred stock dividends	29	29

Net income applicable to common shareholders	$2,428	$566

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$9.36	$2.13
Weighted average common shares - Basic	259.4	265.3
Net income applicable to common shareholders per common share - Diluted	$9.25	$2.11
Weighted average common shares - Diluted	262.6	268.8

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended March 31,
	2026	2025	2026	2025
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$2,428	$566	$9.25	$2.11
Net (gains) losses on investments and derivatives	405	349	1.54	1.30
Pension and other postretirement remeasurement (gains) losses	19	78	0.07	0.29
Amortization of purchased intangibles	47	59	0.18	0.22
Gain on disposition	(6)	—	(0.02)	—
Income tax expense (benefit)	(96)	(103)	(0.37)	(0.39)
Adjusted net income *	$2,797	$949	$10.65	$3.53

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2026	2025
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$12,027	$3,927
Denominator:
Beginning Allstate common shareholders’ equity	$20,054	$16,638
Ending Allstate common shareholders’ equity (1)	29,606	20,054
Average Allstate common shareholders’ equity	$24,830	$18,346
Return on Allstate common shareholders’ equity	48.4%	21.4%

($ in millions)	For the twelve months ended March 31,
	2026	2025
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$11,152	$4,488

Denominator:
Beginning Allstate common shareholders’ equity	$20,054	$16,638
Less: Unrealized net capital gains and losses	(351)	(819)
Adjusted beginning Allstate common shareholders’ equity	20,405	17,457

Ending Allstate common shareholders’ equity (1)	29,606	20,054
Less: Unrealized net capital gains and losses	(221)	(351)
Adjusted ending Allstate common shareholders’ equity	29,827	20,405
Average adjusted Allstate common shareholders’ equity	$25,116	$18,931
Adjusted net income return on Allstate common shareholders’ equity *	44.4%	23.7%
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(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year reserve reestimates, excluding catastrophes on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2026	2025
Combined ratio	82.0	97.4
Effect of catastrophe losses	(8.4)	(15.7)
Effect of prior year reserve reestimates, excluding catastrophes	6.9	1.7
Effect of amortization of purchased intangibles	(0.2)	(0.3)
Underlying combined ratio*	80.3	83.1

Effect of prior year catastrophe reserve reestimates	0.1	(0.1)

Allstate Protection - Auto Insurance	Three months ended March 31,
	2026	2025
Combined ratio	81.9	91.3
Effect of catastrophe losses	(0.9)	(2.2)
Effect of prior year reserve reestimates, excluding catastrophes	8.8	2.5
Effect of amortization of purchased intangibles	(0.3)	(0.4)
Underlying combined ratio*	89.5	91.2

Effect of prior year catastrophe reserve reestimates	—	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended March 31,
	2026	2025
Combined ratio	83.5	112.3
Effect of catastrophe losses	(25.1)	(49.9)
Effect of prior year reserve reestimates, excluding catastrophes	2.3	0.2
Effect of amortization of purchased intangibles	(0.2)	(0.2)
Underlying combined ratio*	60.5	62.4

Effect of prior year catastrophe reserve reestimates	(0.4)	—

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